Exhibit 99

DATE: July 27, 2004

CONTACT:	Donald V. Rhodes
Chairman, President and
	Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES SECOND QUARTER 2004 EARNINGS

QUARTER HIGHLIGHTS

•	Earnings Per Diluted Share increased 17.6% to $0.375 for the 2nd Quarter of 2004 vs. $0.319 for the 2nd Quarter of 2003

•	Nonperforming assets to total assets ratio declined to 0.10% vs. last year’s 2nd Quarter ratio of 0.15%

•	Return on Average Equity for the 2nd Quarter of 2004 increased to 15.36% vs. 12.46% for the 2nd Quarter of 2003

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman, President, and CEO of Heritage Financial Corporation (“Company”) today reported net income for the second quarter ended June 30, 2004 improved to $0.375 per diluted share compared with $0.319 per diluted share for the quarter ended June 30, 2003, an increase of 17.6%. Actual earnings for the second quarter ended June 30, 2004 were $2,290,000 compared to $2,206,000 for the second quarter in 2003, an increase of 3.8%. The 17.6% increase in diluted earnings per share versus the 3.8% increase in actual net income is a result of the Company’s ongoing share repurchase program.

Net income for the six months ended June 30, 2004 was $4,509,000 or $0.725 per diluted share compared with $4,267,000 or $0.615 per diluted share for the same period in 2003. This represents an increase in diluted earnings per share of 17.9%.

As noted above, the Company’s stock repurchase program continues to contribute to earnings per share. As of June 30, 2004, we have repurchased a total of 5,569,491 shares, or 51.3% of the total outstanding at March 1999, at an average price of $12.62 per share. During the quarter ended June 30, 2004, we repurchased 162,200 shares at an average price of $19.18. We began our most recent repurchase program on March 22, 2004 with the goal to repurchase approximately 5% of our outstanding shares over a period of eighteen months. We completed that program on June 28, 2004 having purchased 307,200 shares at an average price of $20.25 per share.

For the quarter ended June 30, 2004, return on average equity improved to 15.36% from 12.46% for the quarter ended June 30, 2003 and increased from this year’s first quarter return of 14.13%. The Company’s capital position remains strong at 8.55% of total assets as of June 30, 2004, down from 11.01% at June 30, 2003. Average equity for the quarter ended June 30, 2004 declined to $59,635,000 from $70,803,000 for the quarter ended June 30, 2003. For the six months ended June 30, 2004, the Company’s return on average equity increased to 14.73% from 11.92% for the six months ended June 30, 2003.

Total assets increased $77.8 million or 13.2%, to $665.5 million at June 30, 2004 from $587.7 million at June 30, 2003. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $69.4 million or 14.6%, to $545.4 million at June 30, 2004 from $476.0 million at June 30, 2003. Since December 31, 2003 net loans have increased $32.8 million or 6.4%. Deposits increased $52.3 million, or 10.3%, to $560.7 million at June 30, 2004 from $508.4 million at June 30, 2003. Since December 31, 2003 deposits have increased $18.9 million or 3.5%.

Mr. Rhodes stated, “During the past four years we have been focused on reaching a 15% return on average equity by the end of 2005. As indicated in this press release our second quarter performance exceeded our return on average equity objective and our six months year to date performance is now close to the 15% target. We will continue our efforts to meet this objective during the remainder of fiscal 2004. As previously announced on April 29, 2004, we have applied to convert our Heritage Bank unit to a state chartered commercial bank from its current state savings bank charter. We feel this change, which we believe will be finalized during the third quarter, will more accurately reflect the bank’s operations and will tend to further enhance shareholder value.”

Net interest income before provision for loan loss was $7,789,000 for the quarter ended June 30, 2004 compared to $7,323,000 for the quarter ended June 30, 2003, an increase of 6.4%. For the six months ended June 30, 2004, net interest income before provision for loan loss was $15,497,000 compared to $14,600,000 for the six months ended June 30, 2003, an increase of 6.1%.

The net interest margin (net interest income divided by average earning assets) was 5.14% for the quarter ended June 30, 2004 compared to 5.43% and 5.15% for the quarters ended June 30, 2003 and March 31, 2004, respectively. The Company’s strong margin continues to reflect our ability to manage our cost of funds. We anticipate that maintaining a margin in excess of 5.00% will become more of a challenge as interest rates are expected to increase over the remainder of this year.

Asset quality remains strong compared to other West Coast publicly traded commercial banks. Nonperforming assets at June 30, 2004 were $651,000, or 0.10% of total assets, a decrease of $218,000 from $869,000, or 0.15% of total assets, at June 30, 2003 and a decrease of $35,000 from $686,000, or 0.11% of total assets, at December 31, 2003. Nonperforming assets as of June 30, 2004 decreased $197,000 from the March 31, 2004 total of $848,000. The decrease from already low levels reflects our ongoing attention to asset quality. The Company’s nonperforming assets to total assets ratio of 0.10% at June 30, 2004 is 57 basis points lower than the March 31, 2004 average ratio of 0.67% for West Coast publicly traded commercial banks as reported by D.A. Davidson and Company. As noted above and in a press release dated April 29, 2004, Heritage Bank, the flagship bank at Heritage Financial Corporation, has applied with the State of Washington to convert its charter from a State Savings Bank to a State Commercial Bank and we will no longer be comparing ourselves to thrift institutions with respect to asset quality.

With our ongoing strong asset quality ratios, the Company was able to lower the loan loss provision in the second quarter of 2004 to $180,000 from $330,000 in the second quarter of last year. Net charge offs in the second quarter of 2004 remained low at $12,800 versus $1,300 in the second quarter of 2003. While management believes that charge offs will remain low in 2004, we cannot predict with any certainty the future level of charge offs.

Noninterest income was $1,703,000 for the quarter ended June 30, 2004 compared to $1,991,000 for the quarter ended June 30, 2003, a decrease of 14.5%. For the six months ended June 30, 2004, noninterest income was $3,265,000 compared to $3,617,000 for the same period in 2003, a decrease of 9.7%. The decreases for both the three and six months periods are the result of reduced levels of mortgage banking income. We continue to have good growth in Merchant Visa income but not enough to offset the declines in mortgage banking income. We have taken steps to reduce our staffing levels related to mortgage banking, which should lead to slower growth in non-interest expense in the second half of the year.

Brian Vance, President and Chief Executive Officer of Heritage Bank, noted, “Our positive second quarter performance was primarily generated by strong loan growth while again achieving a net interest margin exceeding 5%. However, maintaining this margin at a level exceeding 5% in a rising interest rate environment will be a challenge. Although our efficiency ratio has increased slightly, we are taking the necessary steps to improve this ratio.”

Noninterest expense was $5,903,000 for the quarter ended June 30, 2004 compared to $5,608,000 for the quarter ended June 30, 2003, an increase of $295,000, or 5.3%. For the six months ended June 30, 2004, noninterest expense was $11,666,000 compared to $10,857,000 for the same period in 2003, an increase of 7.5%. The Company’s efficiency ratio increased to 62.18% for the quarter ended June 30, 2004 from 60.21% for the quarter ended June 30, 2003. The efficiency ratio increased to 62.18% for the six months ended June 30, 2004 from 59.60% for the six months ended June 30, 2003. The growth in noninterest expense and the increased efficiency ratio are related to technology investments in our Central Valley Bank affiliate and increased benefit expenses related to health care costs.

On June 17, 2004, the Company’s Board of Directors declared a dividend of 16.0 cents per share payable on July 29, 2004 to shareholders of record on July 15, 2004, an increase of .5 cents from the prior quarter’s dividend of 15.5 cents per share. This is the twenty-sixth consecutive quarterly dividend to be paid and the twenty-fifth consecutive quarterly increase of .5 cents.

The Company will hold a telephone conference call to discuss this earnings release on July 28, 2004 at 1:00pm Pacific time. To access the call, please dial (800) 450-0788 a few minutes prior to 1:00pm Pacific time. The call will be available for replay for ten days by dialing (800) 475-6701 — access code 736530.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Internet Website

www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	June 30, 2004	December 31, 2003	June 30, 2003
Loans held for sale	$685	$1,018	$7,838
Loans receivable	553,513	520,395	483,627
Allowance for loan losses	(8,091)	(7,748)	(7,666)

Net loans	545,422	512,647	475,961
Fed funds sold	9,000	7,600	5,000
Investments and interest earning deposits	57,484	67,732	46,979
Goodwill	6,640	6,640	6,640
Other assets	46,260	45,283	45,267

Total assets	$665,491	$640,920	$587,685

Deposits	$560,726	$541,832	$508,357
Borrowings	41,500	31,100	4,380
Other liabilities	6,340	5,756	10,256
Stockholders’ equity	56,925	62,232	64,692

Total liabilities and equity	$665,491	$640,920	$587,685

Other Data
Nonaccrual loans	$632	$297	$834
Real estate owned	19	389	35

Nonperforming assets	$651	$686	$869
Allowance for loan losses to:
Loans	1.46%	1.49%	1.56%
Nonperforming loans	1,281.09%	2,611.97%	919.18%
Nonperforming assets to total assets	0.10%	0.11%	0.15%
Equity to assets ratio	8.55%	9.71%	11.01%
Book value per share	$9.64	$10.05	$10.10
Tangible book value per share	$8.52	$8.98	$9.06

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Interest income	$9,456	$9,196	$18,831	$18,473
Interest expense	1,667	1,873	3,334	3,873

Net interest income	7,789	7,323	15,497	14,600
Provision for loan losses	180	330	360	825
Noninterest income	1,703	1,991	3,265	3,617
Noninterest expense	5,903	5,608	11,666	10,857

Income before income taxes	3,409	3,376	6,736	6,535
Federal income tax	1,119	1,170	2,227	2,268

Net income	$2,290	$2,206	$4,509	$4,267

Earnings per share:
Basic	$0.386	$0.332	$0.746	$0.638
Diluted	$0.375	$0.319	$0.725	$0.615

Performance Ratios (1):
Net interest margin	5.14%	5.43%	5.15%	5.39%
Efficiency ratio (2)	62.18%	60.21%	62.18%	59.60%
Return on average assets	1.40%	1.51%	1.39%	1.45%
Return on average equity	15.36%	12.46%	14.73%	11.92%

Weighted Average Common Shares Outstanding:
Basic	5,939,138	6,644,050	6,041,197	6,689,594
Diluted	6,104,559	6,906,197	6,218,206	6,936,777

(1)	Ratios are calculated on an annualized basis.
(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the dollars of expense required to produce one dollar of revenue.